AMENDMENT NO. 3
TO
BURLINGTON RESOURCES INC.
PHANTOM STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

The Burlington Resources Inc. Phantom Stock Plan for Non-Employee Directors (the “Plan”) is hereby amended as follows:

1.  The first sentence of Section 1.10 of the Plan is amended, effective as of the “Effective Time” as defined in that certain Agreement and Plan of Merger dated as of December 12, 2005 by and among Burlington Resources Inc., ConocoPhillips and Cello Acquisition Corp. (the “Effective Time”), to read as follows:

“1.10 Phantom Stock means a phantom or notional share of common stock of the Company (except as otherwise provided in Section 4.8).”

2.  Section 1 of the Plan is amended, effective as of the Effective Time, by adding the following new Section 1.13:

“1.13 S&P Account means a notional account credited with units in a Standard & Poor’s 500 Composite Stock Price Index fund or in a mutual fund selected by the Management Committee that tracks such index, as provided in Section 4.4.”

3.  Section 4.1 of the Plan is amended, effective as of the Effective Time, by adding the following sentence of the end thereof:

“No Phantom Stock shall be granted pursuant to this Section 4.1 after the ‘Effective Time’ as defined in that certain Agreement and Plan of Merger dated as of December 12, 2005 by and among Burlington Resources Inc., ConocoPhillips and Cello Acquisition Corp.”

4.  The first two sentences of Section 4.2 of the Plan are amended, effective as of January 1, 2005, to read as follows:

“During an election period prescribed by the Compensation Committee prior to each Grant Date, a Participant may elect to have all or a portion of the shares of Phantom Stock that are to be granted to the Participant on such Grant Date be paid in one of the forms specified in Section 4.4 following the Participant’s Termination. Subject to Section 4.7, the payment election shall be irrevocable, shall apply only to the grant applicable to that specific Grant Date and shall be made on a form prescribed by the Compensation Committee.”

5.  Section 4.4 of the Plan is amended, effective as of the Effective Time, to read as follows:

“4.4 Payment of Accounts. Upon a Participant’s Termination, the Company shall pay to such Participant (or to his or her Beneficiary in case of the Participant’s death) in cash the balance credited to his or her Account(s) as follows:

(a)	a lump sum payment; or
(b)	in 60 consecutive substantially equal monthly installments; or

(c)	in 120 consecutive substantially equal monthly installments;

whichever form of payment has been elected (or deemed elected) by the Participant. If distributions are to be made in substantially equal installments, the amount of each installment payment shall be determined by dividing (i) the amount credited to the portion of the Participant’s Account to be paid in that form determined as of the valuation date before the applicable installment payment by (ii) the number of installment payments (including the applicable installment) remaining to be paid. On and after the Participant’s Termination and until the full distribution of his or Account(s), the Participant may invest all or a specified percentage of his or her Account(s) as of any date in the Interest Account, Company Stock Account and/or S&P Account in such proportions as elected by the Participant. Each Interest Account shall accrue interest on the balance credited to such Interest Account from the date of Termination through the date of its distribution. Such interest shall be credited to the Interest Account as of such valuation dates as shall be established by the Compensation Committee. The Compensation Committee shall determine, in its sole discretion, the rate of interest to be credited periodically to the Interest Accounts; provided, however, that in no event may the interest rate be less than the Moody’s Long-Term Corporate Bond Yield Average

(as it may be adjusted from time to time); and provided, further, that the Plan may not be amended to reduce or eliminate this minimum rate of interest. Each S&P Account shall be credited with whole and fractional units in a Standard & Poor’s 500 Composite Stock Price Index fund (or by reference to a mutual fund selected by the Compensation Committee that tracks such index as of the applicable date) and with any notional distributions on such units, which shall be credited as being reinvested in additional units. The Compensation Committee shall determine, in its sole discretion, the valuation date for valuing each Participant’s Account.

Payment of Accounts shall commence or be made in the January following the year in which the Participant’s Termination occurs. In the case of distribution to a Participant in installments, payment will be made on a pro rata basis from each of the Participant’s Accounts.”

6.  Section 4.5 of the Plan is amended, effective as of January 1, 2005, by adding the following sentence at the beginning of said Section:

“This Section 4.5 shall not apply to the portion of a Participant’s account attributable to grants of Phantom Stock after December 31, 2004.”

7.  Section 4 of the Plan is amended, effective as of January 1, 2005, by adding the following new Sections 4.6 and 4.7:

“4.6 Acceleration of Payments for Post-2004 Phantom Stock Grants. Anything in this Plan to the contrary notwithstanding, with respect to the portion of a Participant’s Account attributable to grants of Phantom Stock after December 31, 2004, this Section 4.6 shall apply in lieu of Section 4.5.

Notwithstanding anything in the Plan to the contrary, the Compensation Committee, in its sole discretion, may accelerate the payment of all or part of the unpaid balance of a Participant’s Account(s) at the request of the Participant upon its determination that the Participant has incurred an unforeseeable emergency. For this purpose, the term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A distribution may be made on account of an unforeseeable emergency only if the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

“4.7 Election of Form of Payment under Transition Rules. With respect to the portion of a Participant’s Account attributable to grants of Phantom Stock after December 31, 2004, the Compensation Committee may allow Participants to make an election or to change their election as to the form of payment pursuant to Section 4.4 during an election period prescribed by the Compensation Committee to the extent permitted under transition rules prescribed by the U.S. Treasury Department under Section 409A of the Code.”

8.  Section 4 of the Plan is amended, effective as of the Effective Time, by adding the following new Section 4.8:

“4.8 Conversion of Company Stock Account. At the “Effective Time” as defined in that certain Agreement and Plan of Merger dated as of December 12, 2005 by and among the Company, ConocoPhillips and Cello Acquisition Corp., the Phantom Stock held in the Company Stock Account shall be converted in accordance with said Agreement and Plan of Merger into phantom shares of common stock of ConocoPhillips, and thereafter the term “Phantom Stock” for purposes of this Plan shall mean a phantom or notional share of common stock of ConocoPhillips.”

9.  Section 5.4 of the Plan is amended, effective as of January 1, 2005, to read as follows:

“5.4 Termination and Amendment. Subject to Section 5.7 and the limitation on amendments to the minimum interest rate set forth in Section 4.4, the Board may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Board may reinstate any or all of its provisions. Subject to Section 5.7 and the limitation on amendments to the minimum interest rate set forth in Section 4.4, the Management Committee may also amend the Plan; provided, however, that it may not suspend or terminate the Plan, or substantially increase the obligations of the Company under the Plan, or expand the classification of employees who are eligible to participate in the Plan. No amendment, suspension or termination of the Plan may impair the right of a Participant or his or her Beneficiary to receive the benefit accrued hereunder prior to the effective date of such amendment, suspension or termination.”

10.  Section 5 of the Plan is amended, effective as of January 1, 2005, by adding the following new Section 5.7:

“5.7 Compliance with Code Section 409A. With respect to the portion of a Participant’s Account(s) attributable to any grants of Phantom Stock after December 31, 2004, it is intended that this Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations, guidance and transitional rules issued thereunder, and the Plan shall be interpreted and operated consistently with that intent. If the Compensation Committee shall determine, following the issuance of final regulations, that any provisions of this Plan as applicable to the portion of this Plan attributable to deferrals after December 31, 2004, do not comply with the requirements of Section 409A of the Code, the Compensation Committee shall amend the Plan to the extent (and only to the extent) necessary (including retroactively) in order to preserve compliance with said Section 409A; provided, however, that any such amendment affecting amounts previously deferred under the Plan shall be made in a manner that preserves the economic value of such deferred amounts to the Participant.

It is intended that the portion of a Participant’s Account(s) attributable to any grants of Phantom Stock prior to January 1, 2005 qualify under the grandfather provisions of Section 409A of the Code and the regulations and guidance thereunder so that such deferrals (as adjusted for earnings and losses thereon) are not subject to said Section 409A. No amendments shall be made to this Plan that would cause the loss of such grandfather protection.”